UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 22, 2011

Search By Headlines.com Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-52381	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3250 Oakland Hills Court, Fairfield, California 94534
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 707.208.6368

1200 Beaufort Road, North Vancouver, British Columbia Canada V7G 1R7
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective December 22, 2011, Jason Hanson resigned as our President, Secretary, Treasurer and director and James P. Geiskopf was appointed as our President, Secretary, Treasurer and to our board of directors. Also on December 22, 2011, Peter Hornstein resigned as a director of our company.

James P. Geiskopf has 32 years of experience in the car rental industry. From 1975 to 1986 he was the Chief Financial Officer of Budget Rent a Car of Fairfield California. From 1986 to 2007 he was President and Chief Executive Officer of Budget Rent a Car of Fairfield California. Mr Geiskopf served on the board of directors of Suisun Valley Bank from 1986 to 1993. He also served on the board of directors of Napa Valley Bank (NASDAQ) from 1991 to 1993. Mr Geiskopf was the President and Director of The Resource Group from 2007 to 2009.

There was no disagreement between Mr. Hanson and Mr. Hornstein and our company’s policies or procedures.

Family Relationships

There are no family relationships between Mr. Geiskopf and any of our other directors and officers.

Certain Related Transactions and Relationships

We have not been a party to any transaction with Mr. Geiskopf since the beginning of our last fiscal year, nor are we a party to any currently proposed transaction with Mr. Geiskopf , in which we were or will be a participant and where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARCH BY HEADLINES.COM. CORP.

By:

/s/ James P Geiskopf
James P Geiskopf
President, Secretary, Treasurer and Director

Date: December 22, 2011